SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                        LIBERTY MEDIA INTERNATIONAL, INC.
                                (Name of Issuer)

                SERIES A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    530719103
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 APRIL 22, 2005
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     SPO Partners II, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               8,425,377 (1)(2)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -
                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               8,425,377 (1)(2)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                               - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,425,377 (1)(2)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.
(2) Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                              Page 2 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     SPO Advisory Partners, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          Not Applicable

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               8,425,377 (1)(2)(3)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -
                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               8,425,377 (1)(2)(3)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                               - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,425,377 (1)(2)(3)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1)  Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2)  Power is exercised through its sole general partner, SPO Advisory Corp.
(3) Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                              Page 3 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     San Francisco Partners II, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               547,444 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -
                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               547,444 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     547,444 (1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.3%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                                              Page 4 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     SF Advisory Partners, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          Not Applicable

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               547,444 (1)(2)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               547,444 (1)(2)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     547,444 (1)(2)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.3%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 5 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     SPO Advisory Corp.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          Not Applicable

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               8,972,821 (1)(2)(3)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               8,972,821 (1)(2)(3)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,972,821 (1)(2)(3)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.4%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 8,425,377 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 547,444 of such shares.

(2) Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

(3) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                                              Page 6 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Cranberry Lake Partners, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               167,834(1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               167,834(1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     167,834(1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, The John H. Scully Living Trust, dated 10/1/03.

                                                              Page 7 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Netcong Newton Partners, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               181,938 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               181,938 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     181,938 (1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1) Power is exercised through one of its general partners, the John H. Scully Living Trust, dated 10/1/03.

                                                              Page 8 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Phoebe Snow Foundation, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               44,812 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               44,812 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     44,812 (1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     **0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.
**   Denotes less than.

                                                              Page 9 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     John H. Scully
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF and Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               284,806 (1)
                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                               9,154,759 (2)(3)
                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               284,806 (1)
Beneficially Owned By     ------------------------------------------------------
Each Reporting Person     10.  SHARED DISPOSITIVE POWER
With                           9,154,759 (2)(3)
                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,439,565 (1)(2)(3)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

(1) Of these shares, 71,560 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as the trustee for The John H. Scully Living Trust, dated 10/1/03, 44,812 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc., 167,834 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as a trustee for the general partner of Cranberry Lake Partners, L.P., and 600 shares are held in John H. Scully's Individual Retirement Accounts, which are self-directed.

(2) Of these shares, 8,972,821 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp., and 181,938 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of the general partners of Netcong Newton Partners, L.P.

(3) Includes 5,067 shares of Series B common stock, which is convertible at the option of the holder, into Series A common stock.

                                                             Page 10 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     William E. Oberndorf

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF and Not Applicable

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                                  200,000 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                               9,072,822 (2)(3)

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares                  200,000 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                               9,072,822 (2)(3)

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,272,822 (1)(2)(3)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.6%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

(1) These shares are held in William E. Oberndorf's Individual Retirement Accounts, which are self-directed.

(2) Of these shares, 8,972,821 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp., 1 share may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as a trustee for the William and Susan Oberndorf Trust, dated 10/19/98 and 100,000 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership.

(3) Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 11 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     William J. Patterson

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          Not Applicable

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                               8,979,821 (1)(2)

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares                   - 0 -
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                               8,979,821 (1)(2)

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     8,979,821 (1)(2)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.4%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

(1) Of these shares, 8,972,821 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 7,000 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

(2) Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 12 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     The John H. Scully Living Trust, dated 10/1/03

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                                239,394 (1)(3)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                181,938 (2)(3)

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares                239,394 (1)(2)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                181,938 (2)(3)

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     421,332 (1)(2)(3)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.3%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO

--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of Cranberry Lake Partners, L.P. with respect to 167,834 of such shares and directly with respect to 71,560 of such shares.
(2) Solely in its capacity as one of the general partners of Netcong Newton Partners, L.P. with respect to 181,938 shares.
(3)  Power is exercised through its trustee, John H. Scully.

                                                             Page 13 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     William and Susan Oberndorf Trust, dated 10/19/98

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               1 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               1 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1 (1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     **0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     OO

--------------------------------------------------------------------------------

(1) Power is exercised through its trustees, William E. Oberndorf and Susan C. Oberndorf.
**   Denotes less than.

                                                             Page 14 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Oberndorf Family Partners

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               100,000 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               100,000 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     100,000 (1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     PN

--------------------------------------------------------------------------------

(1)  Power is exercised through its sole general partner, William E. Oberndorf.

                                                             Page 15 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     The Elizabeth R. & William J. Patterson Foundation

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               7,000 (1)

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               7,000 (1)
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,000 (1)

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     **0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     CO

--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.
**   Denotes less than.

                                                             Page 16 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Edward H. McDermott

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               160

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               160
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     160

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     **0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

**   Denotes less than.

                                                             Page 17 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Vincent Scully

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               240

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               240
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     240

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     **0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

**   Denotes less than.

                                                             Page 18 of 57 pages
CUSIP No. 530719103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Jeff S. Green

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
          PF

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

--------------------------------------------------------------------------------
                          7.   SOLE VOTING POWER
                               180

                          ------------------------------------------------------
                          8.   SHARED VOTING POWER
                                   - 0 -

                          ------------------------------------------------------
                          9.   SOLE DISPOSITIVE POWER
Number Of Shares               180
Beneficially Owned By
Each Reporting Person     ------------------------------------------------------
With                      10.  SHARED DISPOSITIVE POWER
                                   - 0 -

                          ------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     180

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     **0.1%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
     IN

--------------------------------------------------------------------------------

**   Denotes less than.

                                                             Page 19 of 57 pages

ITEM 1.  SECURITY AND ISSUER.

         This statement relates to the shares of Series A common stock, par value $0.01 per share ("Shares"), of Liberty Media International, a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 12300 Liberty Boulevard, Englewood, Colorado 80112.

ITEM 2.  IDENTITY AND BACKGROUND.

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), Cranberry Lake Partners, L.P., a California limited partnership ("CLP"), Netcong Newton Partners, L.P., a California limited partnership ("NNP"), Phoebe Snow Foundation, Inc., a California corporation ("PS Foundation"), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), The John H. Scully Living Trust, dated 10/1/03 ("JHS Trust"), the William and Susan Oberndorf Trust, dated 10/19/98 ("Oberndorf Trust"), Oberndorf Family Partners, a California partnership ("OFP"), The Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Edward H. McDermott ("EHM"), Vincent Scully ("VS") and Jeff S. Green ("JSG"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., CLP, NNP, PS Foundation, JHS, WEO, WJP, JHS Trust, Oberndorf Trust, OFP, Patterson Foundation, EHM, VS and JSG are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         (b) - (c)

         SPO

         SPO is a Delaware limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SPO, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Act"), certain information with respect to SPO Advisory Partners, the sole general partner of SPO, is set forth below.

         SPO ADVISORY PARTNERS

         SPO Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SPO. The principal business address of SPO Advisory Partners, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the sole general partner of SPO Advisory Partners, is set forth below.

         SFP

         SFP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SFP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California

                                                             Page 20 of 57 pages

94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SF Advisory Partners, the sole general partner of SFP, is set forth below.

         SF ADVISORY PARTNERS

         SF Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SFP. The principal business address of SF Advisory Partners, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the sole general partner of SF Advisory Partners, is set forth below.

         SPO ADVISORY CORP.

         SPO Advisory Corp. is a Delaware corporation, the principal business of which is serving as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners. The principal business address of SPO Advisory Corp., which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, WEO and WJP, the three controlling persons of SPO Advisory Corp., is set forth below.

         CLP

         CLP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of CLP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS Trust, the sole general partner of CLP, is set forth below.

         NNP

         NNP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of NNP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS Trust, one of the general partners of NNP, is set forth below.

         PS Foundation

         PS Foundation is a California corporation, the principal purpose of which is to be a private, grant-making charitable entity. The principal business address of PS Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, sole director, executive officer and controlling person of PS Foundation, is set forth below.

         JHS

         JHS' business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co., a Delaware corporation. The principal business of SPO Partners & Co. is operating as an investment firm. The principal business address of SPO Partners & Co., which serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. JHS is one of three controlling persons of SPO

                                                             Page 21 of 57 pages

Advisory Corp., the sole general partner of each of SPO Advisory Partners and SF Advisory Partners. JHS is also the trustee for the JHS Trust.

         WEO

         WEO's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WEO is one of three controlling persons of SPO Advisory Corp., the sole general partner of SPO Advisory Partners and SF Advisory Partners. WEO is also a trustee for the Oberndorf Trust and the sole general partner of OFP.

         WJP

         WJP's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WJP is one of three controlling persons of SPO Advisory Corp., the sole general partner of SPO Advisory Partners and SF Advisory Partners. WJP is also a controlling person, director and executive officer of the Patterson Foundation.

         JHS TRUST

         JHS Trust is a living trust, established for the benefit of JHS. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, the trustee for JHS Trust, is set forth above. The principal business address of JHS Trust, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

         OBERNDORF TRUST

         Oberndorf Trust is a living trust, established for the benefit of WEO and his wife, Susan C. Oberndorf. WEO and Ms. Oberndorf are the trustees of Oberndorf Trust. The principal business address of Oberndorf Trust, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WEO is set forth above. Ms. Obendorf's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Oberndorf's present principal occupation is homemaker.

         OFP

         OFP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of OFP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WEO, the sole general partner of OFP, is set forth above.

         PATTERSON FOUNDATION

         Patterson Foundation is a California corporation, the principal purpose of which is to be a private, grant-making charitable entity. WJP and his wife, Elizabeth R. Patterson, are the controlling persons, directors and executive officers of Patterson Foundation. The principal business address of Patterson Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WJP, is set forth above. Ms. Patterson's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's present principal occupation is homemaker.

                                                             Page 22 of 57 pages

         EHM

         EHM's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a partner for SPO Partners & Co.

         VS

         VS' business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. He is presently self-employed.

         JSG

         JSG's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as an associate for SPO Partners & Co.

         (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                      SOURCE OF FUNDS                       AMOUNT OF FUNDS
------------------------  ------------------------------------  ----------------
SPO                       Contributions from Partners            $295,544,738
SPO Advisory Partners     Not Applicable                        Not Applicable
SFP                       Contributions from Partners             $19,117,032
SF Advisory Partners      Not Applicable                        Not Applicable
SPO Advisory Corp.        Not Applicable                        Not Applicable
CLP                       Contributions from Partners              $6,063,029
NNP                       Contributions from Partners              $6,732,336
PS Foundation             Contributions from Shareholders          $1,478,149
JHS                       Personal Funds (1)                          $24,810
WEO                       Personal Funds (1)                       $8,282,827
WJP                       Not Applicable                        Not Applicable
JHS Trust                 Personal Funds(1)                        $2,754,499
Oberndorf Trust           Personal Funds(1)                            $2,891
OFP                       Contributions from Partners              $4,147,744
Patterson Foundation      Contributions from Shareholders            $209,591
EHM                       Personal Funds(1)                            $2,311
VS                        Personal Funds(1)                            $7,578
JSG                       Personal Funds(1)                            $5,702

                                                             Page 23 of 57 pages

(1) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specific purpose of acquiring, holding, trading or voting Shares.

ITEM 4.  PURPOSE OF TRANSACTION.

         The Reporting Persons have acquired the Shares reported herein for investment purposes. Consistent with such purpose, the Reporting Persons have had, and may have in the future, discussions with management of the Issuer and may make suggestions concerning the Issuer's operations, prospects, business and financial strategies, assets and liabilities, business and financing alternatives and such other matters as the Reporting Persons may deem relevant to their investments in the Shares and other securities of the Issuer. Each Reporting Person expects that it will, from time to time, review its investment position in the Issuer and may, depending on market and other conditions, increase or decrease its investment position in the Shares or other securities of the Issuer.

         Whether the Reporting Persons purchase any additional Shares or other securities of the Issuer or dispose of any Shares or other securities of the Issuer, and the amount and timing of any such transactions, will depend upon the Reporting Persons' individual continuing assessments of pertinent factors, including the availability of Shares or other securities of the Issuer for purchase at particular price levels, the Issuer's and the particular Reporting Person's business and prospects, other business investment opportunities available to the particular Reporting Person, economic conditions, stock market conditions, money market conditions, the attitudes and actions of the Board of Directors and management of the Issuer, the availability and nature of opportunities to dispose of the particular Reporting Person's interest in the Issuer, to realize trading profits or minimize trading losses, and other plans and requirements of the particular Reporting Person. Depending upon its individual assessments of these factors from time to time, each Reporting Person may change its present intentions as stated above, including determining to acquire additional Shares or other securities of the Issuer (by means of open market or privately negotiated purchases) or to dispose of some or all of the Shares or other securities of the Issuer held by or under the control of such Reporting Person. In addition, each Reporting Person may from time to time enter into equity swap or other derivative transactions with respect to its investment in the Shares or other securities of the Issuer.

         Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Act.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 165,514,962 total outstanding shares of Series A common stock as reported on the Issuer's 10-K/A filed with the Securities and Exchange Commission on April 28, 2005.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 8,425,377 Shares**, which constitutes approximately 5.1% of the outstanding Shares.

** Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 24 of 57 pages

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,425,377 Shares**, which constitutes approximately 5.1% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 547,444 Shares, which constitutes approximately 0.3% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 547,444 Shares, which constitutes approximately 0.3% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,972,821 Shares** in the aggregate, which constitutes approximately 5.4% of the outstanding Shares.

         CLP

         The aggregate number of Shares that CLP owns beneficially, pursuant to Rule 13d-3 of the Act, is 167,834 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         NNP

         The aggregate number of Shares that NNP owns beneficially, pursuant to Rule 13d-3 of the Act, is 181,938 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         PS Foundation

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 44,812 Shares, which constitutes less than 0.1% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and the trustee for JHS Trust, which serves as the sole general partner of CLP and a general partner of NNP, and controlling person, sole director and officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,439,565 Shares**, which constitutes approximately 5.7% of the outstanding Shares.

** Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 25 of 57 pages

         WEO

         Individually, and because of his positions as a control person of SPO Advisory Corp., a trustee of the Oberndorf Trust, and sole general partner of OFP, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,272,822 Shares** in the aggregate, which constitutes approximately 5.6% of the outstanding Shares.

         WJP

         Because of his position as a control person of SPO Advisory Corp. and a controlling person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 8,979,821 Shares** in the aggregate, which constitutes approximately 5.4% of the outstanding Shares.

         JHS Trust

         Individually, and because of its position as the sole general partner of CLP and a general partner of NNP, JHS Trust may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 421,332 Shares, which constitutes approximately 0.3% of the outstanding Shares.

         Oberndorf Trust

         The aggregate number of Shares that Oberndorf Trust owns beneficially, pursuant to Rule 13d-3 of the Act, is 1 Share, which constitutes less than 0.1% of the outstanding Shares.

         OFP

         The aggregate number of shares that OFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 100,000 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         Patterson Foundation

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 7,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

         EHM

         The aggregate number of Shares that EHM owns beneficially, pursuant to Rule 13d-3 of the Act, is 160 Shares, which constitutes less than 0.1% of the outstanding Shares.

         VS

         The aggregate number of Shares that VS owns beneficially, pursuant to Rule 13d-3 of the Act, is 240 Shares, which constitutes less than 0.1% of the outstanding Shares.

         JSG

         The aggregate number of Shares that JSG owns beneficially, pursuant to Rule 13d-3 of the Act, is 180 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,425,337 Shares**.

** Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 26 of 57 pages

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,425,377 Shares**.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 547,444 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 547,444 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 8,972,821 Shares** in the aggregate.

         CLP

         Acting through its sole general partner, CLP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 167,834 Shares.

         NNP

         Acting through a general partner, NNP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 181,938 Shares.

         PS Foundation

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 44,812 Shares.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 8,972,821 Shares** held by SPO and SFP in the aggregate. Because of his position as the trustee for JHS Trust, which serves as the sole general partner of CLP, JHS may be deemed to have sole power to vote or to direct the vote and to dispose or to direct the disposition of 167,834 Shares held by CLP. Because of his position as the trustee for JHS Trust, which serves as a general partner of NNP, JHS may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 181,938 Shares held by NNP. JHS may be deemed to have the sole power to vote or to direct the vote and to dispose or to direct the disposition of 71,560 Shares held by JHS Trust, 600 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 44,812 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and officer.

** Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 27 of 57 pages

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 8,972,821 Shares** held by SPO and SFP in the aggregate. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 1 Share held in the Oberndorf Trust. Individually, and because of his position as the sole general partner of OFP, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares held by OFP and 200,000 Shares held in Mr. Oberndorf's Individual Retirement Accounts, which are self-directed.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 8,972,821 Shares** held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 7,000 Shares held by the Patterson Foundation.

         JHS Trust

         Acting through its trustee and in its capacity as the sole general partner of CLP, JHS Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 239,394 Shares in the aggregate. Acting through its trustee and in its capacity as a general partner of NNP, JHS Trust has the shared power to vote or to direct the vote and to dispose or to direct the disposition of 181,938 Shares.

         Oberndorf Trust

         Acting through its trustees, Oberndorf Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1 Share in the aggregate.

         OFP

         OFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares.

         Patterson Foundation

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,000 Shares.

         EHM

         EHM has the sole power to vote or to direct the vote and to dispose or direct the disposition of 160 Shares.

         VS

         VS has the sole power to vote or to direct the vote and to dispose or direct the disposition of 240 Shares.

         JSG

         JSG has the sole power to vote or to direct the vote and to dispose or direct the disposition of 180 Shares.

** Includes 5,067 shares of Series B common stock, which is convertible, at the option of the holder, into Series A common stock.

                                                             Page 28 of 57 pages

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq National Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Except as set forth herein or in the Exhibits filed herewith, there are no other contracts, arrangements, understandings or relationships of the type required to be disclosed in response to Item 6 of Schedule 13D of the Act with respect to the Shares owned by the Reporting Persons.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)
Exhibit B:        Power of Attorney

                                                             Page 29 of 57 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated May 2, 2005                           By:      /s/ Kim M. Silva
                                               ---------------------------------
                                                      Kim M. Silva

                                            Attorney-in-Fact for:

                                            SPO PARTNERS II, L.P.(1)
                                            SPO ADVISORY PARTNERS, L.P.(1)
                                            SAN FRANCISCO PARTNERS II, L.P.(1)
                                            SF ADVISORY PARTNERS, L.P.(1)
                                            SPO ADVISORY CORP.(1)
                                            CRANBERRY LAKE PARTNERS, L.P.(1)
                                            NETCONG NEWTON PARTNERS, L.P.(1)
                                            PHOEBE SNOW FOUNDATION, INC.(1)
                                            JOHN H. SCULLY(1)
                                            WILLIAM E. OBERNDORF(1)
                                            WILLIAM J. PATTERSON(1)
                                            THE JOHN H. SCULLY LIVING TRUST,
                                            DATED 10/1/03(1)
                                            WILLIAM AND SUSAN OBERNDORF TRUST,
                                            DATED 10/19/98(1)
                                            OBERNDORF FAMILY TRUST
                                            THE ELIZABETH R. & WILLIAM J.
                                            PATTERSON FOUNDATION(1)
                                            EDWARD H. MCDERMOTT
                                            VINCENT SCULLY(1)
                                            JEFF S. GREEN(1)

                                            (1) A Power of Attorney
                                            authorizing Kim M. Silva to
                                            act on behalf of this
                                            person or entity is filed
                                            as Exhibit B.

                                                             Page 30 of 57 pages

                                  SCHEDULE I TO
                     SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                  DATE OF                 NUMBER OF     PRICE PER    WHERE/HOW
   REPORTING PERSON             TRANSACTION     TYPE       SHARES       SHARE ($)  TRANSACTION EFFECTED
   ----------------             -----------     ----      ---------     ---------  --------------------
SPO Partners II, L.P.            4/13/2005       Buy           4700         42.87  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy          11750         42.87  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy          11750         42.88  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy          63450         42.90  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy           2350         42.93  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy           9400         42.94  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy           9400         42.94  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy           9400         42.95  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy           7050         42.96  Open Market/Broker
SPO Partners II, L.P.            4/13/2005       Buy          11750         42.96  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            300         42.87  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            750         42.87  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            750         42.88  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy           4050         42.90  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            150         42.93  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            600         42.94  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            600         42.94  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            600         42.95  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            450         42.96  Open Market/Broker
San Francisco Partners, L.P.     4/13/2005       Buy            750         42.96  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          7,050       42.8380  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          1,330       42.8400  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          4,700       42.8490  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         19,319       42.8500  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          4,700       42.8520  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          7,050       42.8550  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         17,563       42.8600  Open Market/Broker

                                                             Page 31 of 57 pages

SPO Partners II, L.P.            4/14/2005       Buy          2,059       42.8700  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          9,400       42.8760  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          7,050       42.8790  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          5,998       42.8800  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          3,369       42.8900  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          7,050       42.8920  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         18,937       42.9000  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          6,448       42.9100  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          9,400       42.9120  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         12,933       42.9200  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          5,076       42.9300  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         14,100       42.9350  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy          3,442       42.9400  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         30,426       42.9500  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         14,100       42.9910  Open Market/Broker
SPO Partners II, L.P.            4/14/2005       Buy         23,500       43.0000  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            450       42.8380  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy             85       42.8400  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            300       42.8490  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy          1,233       42.8500  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            300       42.8520  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            450       42.8550  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy          1,121       42.8600  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            131       42.8700  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            600       42.8760  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            450       42.8790  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            383       42.8800  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            215       42.8900  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            450       42.8920  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy          1,209       42.9000  Open Market/Broker

                                                             Page 32 of 57 pages


San Francisco Partners, L.P.     4/14/2005       Buy            412       42.9100  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            600       42.9120  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            825       42.9200  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            324       42.9300  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            900       42.9350  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            220       42.9400  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy          1,942       42.9500  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy            900       42.9910  Open Market/Broker
San Francisco Partners, L.P.     4/14/2005       Buy          1,500       43.0000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            209       42.0200  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy             94       42.0500  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          3,052       42.0700  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            744       42.0800  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,750       42.0900  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          8,505       42.1000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,221       42.1100  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            192       42.1200  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          6,956       42.1300  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,685       42.1400  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy         20,678       42.1500  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,026       42.1600  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,233       42.1700  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          5,554       42.1800  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,947       42.1900  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy         33,235       42.2000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          7,990       42.2100  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,840       42.2200  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            233       42.2300  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,084       42.2400  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          4,418       42.2500  Open Market/Broker

                                                             Page 33 of 57 pages

SPO Partners II, L.P.            4/15/2005       Buy          2,647       42.2600  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,422       42.2700  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          4,125       42.2800  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          2,692       42.2900  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy         21,490       42.3000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          4,700       42.3100  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            927       42.3200  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,893       42.3300  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy         16,630       42.4000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          3,760       42.4100  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            290       42.4200  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          3,680       42.5000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            138       42.5400  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            345       42.5600  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,282       42.5800  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            110       42.5900  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,629       42.6000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            188       42.6700  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            752       42.6900  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          6,768       42.7000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy          1,222       42.7500  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            940       42.8000  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy             94       42.8800  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            188       42.8900  Open Market/Broker
SPO Partners II, L.P.            4/15/2005       Buy            442       42.9000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             13       42.0200  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy              6       42.0500  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            195       42.0700  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             47       42.0800  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            175       42.0900  Open Market/Broker

                                                             Page 34 of 57 pages

San Francisco Partners, L.P.     4/15/2005       Buy            543       42.1000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            142       42.1100  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             12       42.1200  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            444       42.1300  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            108       42.1400  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy          1,320       42.1500  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             65       42.1600  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            142       42.1700  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            354       42.1800  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            124       42.1900  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy          2,121       42.2000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            510       42.2100  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            181       42.2200  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             15       42.2300  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            133       42.2400  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            282       42.2500  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            169       42.2600  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            155       42.2700  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            263       42.2800  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            172       42.2900  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy          1,372       42.3000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            300       42.3100  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             59       42.3200  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            121       42.3300  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy          1,062       42.4000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            240       42.4100  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             18       42.4200  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            235       42.5000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy              9       42.5400  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             22       42.5600  Open Market/Broker

                                                             Page 35 of 57 pages

San Francisco Partners, L.P.     4/15/2005       Buy             82       42.5800  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy              7       42.5900  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            104       42.6000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             12       42.6700  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             48       42.6900  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy            432       42.7000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             78       42.7500  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             60       42.8000  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy              6       42.8800  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             12       42.8900  Open Market/Broker
San Francisco Partners, L.P.     4/15/2005       Buy             30       42.9000  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          2,068       41.9600  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          2,233       41.9900  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy         24,172       42.0000  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          1,064       42.0100  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          4,489       42.0200  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy            967       42.0300  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          6,606       42.0400  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy         16,787       42.0500  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy         10,386       42.0600  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          7,074       42.0700  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          3,444       42.0800  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          9,246       42.0900  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          2,643       42.1000  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          5,828       42.1100  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy            188       42.1200  Open Market/Broker
SPO Partners II, L.P.            4/18/2005       Buy          1,705       42.1300  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            132       41.9600  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            142       41.9900  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy          1,543       42.0000  Open Market/Broker

                                                             Page 36 of 57 pages

San Francisco Partners, L.P.     4/18/2005       Buy             68       42.0100  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            286       42.0200  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy             62       42.0300  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            422       42.0400  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy          1,072       42.0500  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            663       42.0600  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            452       42.0700  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            220       42.0800  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            590       42.0900  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            169       42.1000  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy            372       42.1100  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy             12       42.1200  Open Market/Broker
San Francisco Partners, L.P.     4/18/2005       Buy             95       42.1300  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          4,512       41.7200  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          4,700       41.7500  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy         13,016       41.7800  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          6,450       41.8000  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          6,153       41.8100  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          2,117       41.8300  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          1,316       41.8400  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          7,027       41.8500  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          3,078       41.8600  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          5,175       41.8700  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy         10,837       41.8800  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          6,649       41.8900  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy         12,104       41.9000  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy         16,162       41.9100  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy         14,435       41.9200  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          2,153       41.9300  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy         12,226       41.9500  Open Market/Broker

                                                             Page 37 of 57 pages

SPO Partners II, L.P.            4/19/2005       Buy          6,683       41.9600  Open Market/Broker
SPO Partners II, L.P.            4/19/2005       Buy          1,307       41.9800  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            288       41.7200  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            300       41.7500  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            831       41.7800  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            412       41.8000  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            393       41.8100  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            135       41.8300  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy             84       41.8400  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            448       41.8500  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            196       41.8600  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            330       41.8700  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            692       41.8800  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            424       41.8900  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            773       41.9000  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy          1,032       41.9100  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            921       41.9200  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            137       41.9300  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            780       41.9500  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy            427       41.9600  Open Market/Broker
San Francisco Partners, L.P.     4/19/2005       Buy             97       41.9800  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy            376       41.6000  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy             94       41.6100  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          2,751       41.6200  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          5,280       41.6300  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          3,745       41.6400  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          2,904       41.6500  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          4,632       41.6700  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          3,838       41.6800  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          7,316       41.6900  Open Market/Broker

                                                             Page 38 of 57 pages

SPO Partners II, L.P.            4/20/2005       Buy         34,007       41.7000  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy            854       41.7100  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          7,520       41.7200  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          2,528       41.7300  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          6,347       41.7400  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          1,989       41.7500  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          3,044       41.7600  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          1,433       41.7700  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy            486       41.7800  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          1,686       41.7900  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy            664       41.8000  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          1,167       41.8100  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy            564       41.8200  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          1,128       41.8300  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy            731       41.8400  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          1,316       41.8500  Open Market/Broker
SPO Partners II, L.P.            4/20/2005       Buy          3,100       41.8600  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             24       41.6000  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy              6       41.6100  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            176       41.6200  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            337       41.6300  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            239       41.6400  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            185       41.6500  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            296       41.6700  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            245       41.6800  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            467       41.6900  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy          2,171       41.7000  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             55       41.7100  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            480       41.7200  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            161       41.7300  Open Market/Broker

                                                             Page 39 of 57 pages

San Francisco Partners, L.P.     4/20/2005       Buy            405       41.7400  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            127       41.7500  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            194       41.7600  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             91       41.7700  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             31       41.7800  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            108       41.7900  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             42       41.8000  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             75       41.8100  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             36       41.8200  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             72       41.8300  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             47       41.8400  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy             84       41.8500  Open Market/Broker
San Francisco Partners, L.P.     4/20/2005       Buy            146       41.8600  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          5,541       41.8500  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            102       41.9600  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy             40       42.2000  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          4,862       42.2500  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          6,540       42.3000  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          2,099       42.3100  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          2,088       42.3200  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          4,317       42.3300  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          2,389       42.3400  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          3,490       42.3500  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          2,153       42.3600  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy              9       42.3700  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            940       42.3800  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy             20       42.4000  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            940       42.4100  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          3,423       42.4200  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          1,430       42.4300  Open Market/Broker

                                                             Page 40 of 57 pages

SPO Partners II, L.P.            4/21/2005       Buy          3,730       42.4400  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          4,751       42.4500  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          5,655       42.4600  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            376       42.4800  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            940       42.4900  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            376       42.7100  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          1,014       42.7200  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            542       42.7300  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy         10,888       42.7400  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy         10,209       42.7500  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            188       42.8100  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy         11,101       42.8200  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            566       42.8300  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          2,448       42.8400  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          4,604       42.8500  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy          7,268       42.8600  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy            376       42.8800  Open Market/Broker
SPO Partners II, L.P.            4/21/2005       Buy             85       42.8900  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            354       41.8500  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy              7       41.9600  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy              3       42.2000  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            310       42.2500  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            417       42.3000  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            134       42.3100  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            133       42.3200  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            276       42.3300  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            153       42.3400  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            223       42.3500  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            137       42.3600  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy              1       42.3700  Open Market/Broker

                                                             Page 41 of 57 pages

San Francisco Partners, L.P.     4/21/2005       Buy             60       42.3800  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy              1       42.4000  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             60       42.4100  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            219       42.4200  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             91       42.4300  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            238       42.4400  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            303       42.4500  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            361       42.4600  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             24       42.4800  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             60       42.4900  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             24       42.7100  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             65       42.7200  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             35       42.7300  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            695       42.7400  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            652       42.7500  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             12       42.8100  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            709       42.8200  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             36       42.8300  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            156       42.8400  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            294       42.8500  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy            428       42.8600  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy             24       42.8800  Open Market/Broker
San Francisco Partners, L.P.     4/21/2005       Buy              5       42.8900  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy             40       42.0400  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,207       42.0500  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            783       42.0900  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            376       42.1100  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            199       42.1200  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy             94       42.1300  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          3,512       42.1400  Open Market/Broker

                                                             Page 42 of 57 pages

SPO Partners II, L.P.            4/22/2005       Buy         16,288       42.1500  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy             94       42.1600  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,476       42.1900  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,127       42.2000  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            188       42.2100  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            752       42.2200  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            415       42.2300  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          7,168       42.2400  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,054       42.4400  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,510       42.4600  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy         14,562       42.4700  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy             94       42.4900  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          6,674       42.5000  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            470       42.5100  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            189       42.5200  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            188       42.5300  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,583       42.5400  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,011       42.5500  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            120       42.5600  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            165       42.5700  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            470       42.5900  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            752       42.6100  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,550       42.6400  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,580       42.6500  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,794       42.6600  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,723       42.6700  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            564       42.6800  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            470       42.7200  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            728       42.7300  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          5,462       42.7400  Open Market/Broker

                                                             Page 43 of 57 pages

SPO Partners II, L.P.            4/22/2005       Buy          9,014       42.7500  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          3,210       42.7600  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          3,623       42.7700  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy         13,485       42.7900  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,330       42.8100  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            470       42.8200  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          7,199       42.8400  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy            151       42.8600  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          1,434       42.9000  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          2,542       42.9100  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          6,858       42.9200  Open Market/Broker
SPO Partners II, L.P.            4/22/2005       Buy          4,552       42.9500  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy              3       42.0400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            141       42.0500  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             50       42.0900  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             24       42.1100  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             13       42.1200  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy              6       42.1300  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            224       42.1400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy          1,040       42.1500  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy              6       42.1600  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            158       42.1900  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             72       42.2000  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             12       42.2100  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             48       42.2200  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             27       42.2300  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            457       42.2400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             67       42.4400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             96       42.4600  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            930       42.4700  Open Market/Broker

                                                             Page 44 of 57 pages

San Francisco Partners, L.P.     4/22/2005       Buy              6       42.4900  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            426       42.5000  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             30       42.5100  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             12       42.5200  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             12       42.5300  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            165       42.5400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             65       42.5500  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy              8       42.5600  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             11       42.5700  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             30       42.5900  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             48       42.6100  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             99       42.6400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            165       42.6500  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            115       42.6600  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            174       42.6700  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             36       42.6800  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             30       42.7200  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             46       42.7300  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            349       42.7400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            575       42.7500  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            205       42.7600  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            231       42.7700  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            861       42.7900  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            149       42.8100  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             30       42.8200  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            460       42.8400  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             10       42.8600  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy             91       42.9000  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            162       42.9100  Open Market/Broker
San Francisco Partners, L.P.     4/22/2005       Buy            438       42.9200  Open Market/Broker

                                                             Page 45 of 57 pages

San Francisco Partners, L.P.     4/22/2005       Buy            287       42.9500  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          4,136       41.9000  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          3,808       41.9100  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            376       41.9300  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy             94       41.9400  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            658       41.9500  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          1,033       41.9600  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          2,654       41.9700  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          1,221       41.9800  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy         24,971       42.0000  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            282       42.0100  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            273       42.0200  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          5,461       42.0300  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          2,501       42.0400  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          3,954       42.0500  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          3,787       42.0600  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          6,384       42.0700  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          3,610       42.0800  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          8,577       42.0900  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          9,433       42.1000  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy         14,798       42.1100  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            754       42.1500  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          3,533       42.1600  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          7,522       42.1700  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            432       42.1800  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            748       42.1900  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          5,623       42.2000  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            188       42.2200  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy            282       42.2300  Open Market/Broker
SPO Partners II, L.P.            4/25/2005       Buy          2,007       42.2500  Open Market/Broker

                                                             Page 46 of 57 pages

San Francisco Partners, L.P.     4/25/2005       Buy            264       41.9000  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            243       41.9100  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             24       41.9300  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy              6       41.9400  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             42       41.9500  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             66       41.9600  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            169       41.9700  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             78       41.9800  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy          1,594       42.0000  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             18       42.0100  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             17       42.0200  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            349       42.0300  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            160       42.0400  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            252       42.0500  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            242       42.0600  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            408       42.0700  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            230       42.0800  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            547       42.0900  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            602       42.1000  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            945       42.1100  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             48       42.1500  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            225       42.1600  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            480       42.1700  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             28       42.1800  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             48       42.1900  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            359       42.2000  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             12       42.2200  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy             18       42.2300  Open Market/Broker
San Francisco Partners, L.P.     4/25/2005       Buy            126       42.2500  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy             94       41.2300  Open Market/Broker

                                                             Page 47 of 57 pages

SPO Partners II, L.P.            4/26/2005       Buy            293       41.2500  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          2,201       41.2600  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          2,827       41.2700  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          5,425       41.2800  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          1,880       41.2900  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy         48,406       41.3000  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy         32,984       41.3100  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          2,190       41.3200  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy         35,300       41.3300  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          4,912       41.3500  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          9,188       41.3600  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy            376       41.3900  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy         11,924       41.4000  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy             25       41.4100  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          1,775       41.4300  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          4,700       41.5000  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          6,180       41.7700  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          2,381       41.7800  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          9,285       41.7900  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          5,654       41.8300  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          4,497       41.9100  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy         14,995       41.9200  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          3,379       41.9300  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          3,060       41.9400  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          4,845       41.9500  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          3,686       41.9600  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          8,249       41.9700  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          1,692       41.9800  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy            658       41.9900  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          1,757       42.0000  Open Market/Broker

                                                             Page 48 of 57 pages

SPO Partners II, L.P.            4/26/2005       Buy            290       42.0100  Open Market/Broker
SPO Partners II, L.P.            4/26/2005       Buy          4,892       42.0400  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy              6       41.2300  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy             19       41.2500  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            141       41.2600  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            180       41.2700  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            346       41.2800  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            120       41.2900  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy          3,090       41.3000  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy          2,105       41.3100  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            140       41.3200  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy          2,253       41.3300  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            314       41.3500  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            586       41.3600  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy             24       41.3900  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            761       41.4000  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy              2       41.4100  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            113       41.4300  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            300       41.5000  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            394       41.7700  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            152       41.7800  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            593       41.7900  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            361       41.8300  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            287       41.9100  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            957       41.9200  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            216       41.9300  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            195       41.9400  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            309       41.9500  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            235       41.9600  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            527       41.9700  Open Market/Broker

                                                             Page 49 of 57 pages

San Francisco Partners, L.P.     4/26/2005       Buy            108       41.9800  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy             42       41.9900  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            112       42.0000  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy             18       42.0100  Open Market/Broker
San Francisco Partners, L.P.     4/26/2005       Buy            294       42.0400  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          1,173       41.4500  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          5,452       41.5000  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          1,497       41.5900  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy            947       41.6000  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          1,223       41.6100  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy            478       41.6200  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy         23,304       41.6300  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy            168       41.6400  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy         10,847       41.6500  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          9,181       41.6800  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          1,164       41.6900  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy         70,802       41.7000  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy             94       41.7200  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          3,178       41.7400  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy         11,230       41.7500  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy            638       41.8000  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy            917       41.8100  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy            458       41.8200  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          1,418       41.8300  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          4,994       41.8400  Open Market/Broker
SPO Partners II, L.P.            4/27/2005       Buy          5,937       41.8500  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             75       41.4500  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            348       41.5000  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             96       41.5900  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             60       41.6000  Open Market/Broker

                                                             Page 50 of 57 pages

San Francisco Partners, L.P.     4/27/2005       Buy             78       41.6100  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             30       41.6200  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy          1,488       41.6300  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             11       41.6400  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            692       41.6500  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            586       41.6800  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             74       41.6900  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy          4,519       41.7000  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy              6       41.7200  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            203       41.7400  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            717       41.7500  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             41       41.8000  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             58       41.8100  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             29       41.8200  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy             90       41.8300  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            319       41.8400  Open Market/Broker
San Francisco Partners, L.P.     4/27/2005       Buy            380       41.8500  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          1,033       41.1500  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          3,101       41.1600  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          3,736       41.1700  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          9,002       41.1800  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          2,255       41.1900  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          1,338       41.2000  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy        129,531       41.2000  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          1,982       41.2100  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          3,626       41.2200  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          2,369       41.2300  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy            563       41.2400  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          2,354       41.2500  Open Market/Broker

                                                             Page 51 of 57 pages

SPO Partners II, L.P.            4/28/2005       Buy         18,426       41.2600  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          7,202       41.2700  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy         23,751       41.2800  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy         17,631       41.2900  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy         50,211       41.3000  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          1,584       41.3100  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          3,996       41.3200  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          3,144       41.3300  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          4,216       41.3400  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy         25,126       41.3500  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy            147       41.3600  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy            281       41.4000  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy            939       41.4200  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          1,315       41.4300  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy          1,127       41.4400  Open Market/Broker
SPO Partners II, L.P.            4/28/2005       Buy         28,514       41.4500  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             67       41.1500  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            199       41.1600  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            240       41.1700  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            576       41.1800  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            145       41.1900  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             86       41.2000  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy          8,269       41.2000  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            128       41.2100  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            232       41.2200  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            152       41.2300  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             37       41.2400  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            151       41.2500  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy          1,177       41.2600  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            461       41.2700  Open Market/Broker

                                                             Page 52 of 57 pages

San Francisco Partners, L.P.     4/28/2005       Buy          1,517       41.2800  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy          1,126       41.2900  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy          3,206       41.3000  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            102       41.3100  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            256       41.3200  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            202       41.3300  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy            270       41.3400  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy          1,605       41.3500  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             10       41.3600  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             19       41.4000  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             61       41.4200  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             85       41.4300  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy             73       41.4400  Open Market/Broker
San Francisco Partners, L.P.     4/28/2005       Buy          1,848       41.4500  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2150  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          4,100       41.2300  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2394  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2440  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2452  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          2,000       41.2480  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          2,000       41.2486  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2489  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2493  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy         17,900       41.2500  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2610  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy         14,300       41.2700  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy            200       41.2800  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2816  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2823  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2886  Open Market/Broker

                                                             Page 53 of 57 pages

William E. Oberndorf's IRA       4/28/2005       Buy          2,200       41.2900  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2920  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy          1,000       41.2978  Open Market/Broker
William E. Oberndorf's IRA       4/28/2005       Buy         40,857       41.3000  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy            828       41.3500  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,049       41.4326  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          6,808       41.4919  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          7,720       41.4996  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy            971       41.4999  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy         19,137       41.5000  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          5,112       41.5204  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          4,638       41.5258  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy            965       41.5472  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy            994       41.5546  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy            572       41.5587  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,024       41.5625  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,075       41.5700  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          2,667       41.5794  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,885       41.6200  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          2,498       41.6231  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          5,229       41.6500  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,846       41.6664  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          3,266       41.6699  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,996       41.6741  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          1,889       41.6873  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          3,702       41.6901  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy            588       41.6960  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          2,608       41.6994  Open Market/Broker
Cranberry Lake Partners, L.P.    4/29/2005       Buy          4,676       41.7000  Open Market/Broker
Netcong Newton Partners, L.P.    4/29/2005       Buy          1,035       41.3500  Open Market/Broker

                                                             Page 54 of 57 pages

Netcong Newton Partners, L.P.      4/29/2005     Buy          1,312       41.4326  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          8,516       41.4919  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          9,657       41.4996  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          1,215       41.4999  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy         23,938       41.5000  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          6,395       41.5204  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          5,802       41.5258  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          1,207       41.5472  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          1,243       41.5546  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy            716       41.5587  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          1,280       41.5625  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          1,345       41.5700  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          3,336       41.5794  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          2,358       41.6200  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          3,125       41.6231  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          6,541       41.6500  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          2,309       41.6664  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          4,086       41.6699  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          2,497       41.6741  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          2,363       41.6873  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          4,631       41.6901  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy            735       41.6960  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          3,263       41.6994  Open Market/Broker
Netcong Newton Partners, L.P.      4/29/2005     Buy          5,761       41.7000  Open Market/Broker
John H. Scully's IRA               4/29/2005     Buy            600       41.3500  Open Market/Broker
The John H. Scully Living Trust,   4/29/2005     Buy            337       41.3500  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            427       41.4326  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          2,774       41.4919  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          3,146       41.4996  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            396       41.4999  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          7,796       41.5000  Open Market/Broker
  dated 10/1/03

                                                             Page 55 of 57 pages

The John H. Scully Living Trust,   4/29/2005     Buy          2,083       41.5204  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,889       41.5258  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            393       41.5472  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            405       41.5546  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            233       41.5587  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            417       41.5625  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            438       41.5700  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,086       41.5794  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            769       41.6200  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,018       41.6231  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          2,130       41.6500  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            752       41.6664  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,331       41.6699  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            814       41.6741  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            769       41.6873  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,509       41.6901  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy            239       41.6960  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,063       41.6994  Open Market/Broker
  dated 10/1/03
The John H. Scully Living Trust,   4/29/2005     Buy          1,277       41.7000  Open Market/Broker
  dated 10/1/03
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.4200  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.4527  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.4990  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          6,000       41.5000  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5032  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy            100       41.5150  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5200  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5290  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          2,000       41.5299  Open Market/Broker

                                                             Page 56 of 57 pages

William E. Oberndorf's IRA         4/29/2005     Buy          6,000       41.5300  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5320  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy            900       41.5328  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5363  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5390  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          5,073       41.5400  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5401  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          2,000       41.5410  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5447  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5480  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy          1,000       41.5492  Open Market/Broker
William E. Oberndorf's IRA         4/29/2005     Buy         69,370       41.5500  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          1,100       41.2991  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          4,014       41.3000  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy            900       41.3889  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          1,610       41.3900  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          5,991       41.3983  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy            809       41.4000  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy            100       41.4400  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy            500       41.4480  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          3,700       41.4500  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          2,298       41.4800  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy          2,774       41.4993  Open Market/Broker
Oberndorf Family Partners          4/29/2005     Buy         76,204       41.5000  Open Market/Broker

                                                             Page 57 of 57 pages


                                  EXHIBIT INDEX

EXHIBIT           DOCUMENT DESCRIPTION                                PAGE NO.
----------------  --------------------------------------------------  ----------
A                 Agreement Pursuant to Rule 13d-1 (k)                1

B                 Power of Attorney                                   2